Exhibit 10
DIRECTORS’
DEFERRED FEE PLAN
OF

MERCHANTS & MARINE BANK

NOTE:  The Participant should check the beneficiary designation (Annex II) to make certain that items 4, 5, and 6 are consistent with the
              Participant’s counsel’s advise.

MERCHANTS & MARINE BANK

TABLE OF CONTENTS

Article	Subject	Page
I	Definitions and Construction	1

II	Eligibility and Participation	3

III	Death Benefit	3

IV	Retirement Benefit	5

V	Beneficiary	6

VI	Leave of Absence	6

VII	Source of Benefits	7

VIII	Termination of Relationship	7

IX	Termination of Participation	8

X	Termination, Amendment, Modification, or Supplement of Plan	8

XI	Other Benefits and Agreements	9

XII	Restrictions on Alienation of Benefits	9

XIII	Administration of the Plan	9

XIV	Adoption of Plan by Subsidiary, Affiliated or Associated Companies	11

XV	Miscellaneous	11

	Plan Agreement	I-1

DIRECTORS’

DEFERRED FEE PLAN

OF

MERCHANTS & MARINE BANK
PURPOSE AND EFFECTIVE DATE
     The purpose of the Directors’ Deferred Fee Plan of Merchants & Marine Bank is to provide specified benefits to Directors who contribute materially to the continued growth, development and future business success of Merchants & Marine Bank. It is the intention of Merchants & Marine Bank that this program and the individual plans established hereunder be administered as unfunded welfare benefit plans established for Directors of the Bank. The effective date of this Plan is August 1, 1990.
ARTICLE I
DEFINITIONS AND CONSTRUCTION
1.1	Definitions. For purpose of this Plan, the following phrases or terms shall have the following indicated meanings unless otherwise clearly apparent from the context:
(a)	“Beneficiary” shall mean the person, persons, or estate of a Participant, entitled to receive any benefits subsequent to the death of a Participant under a Plan Agreement entered into in accordance with the terms of this Plan.

(b)	“Beneficiary Designation” shall mean the form of written agreement, attached hereto as Annex II, by which the Participant names the Beneficiary(ies) of the Plan.

(c)	“Board of Directors” shall mean the Board of Directors of Merchants & Marine Bank unless otherwise indicated or the context otherwise requires.

(d)	“Committee” shall mean the Administrative Committee appointed to manage and administer the Plan and individual Plan Agreements in accordance with the provisions of Article XIII hereof.

(e)	“Bank” shall mean Merchants & Marine Bank and any Subsidiary that duly adopts the Plan as provided in Article XIV hereof. Where the context dictates, the term “Bank” as used herein refers to the particular Bank that has entered into a Plan Agreement with a particular Participant.

(f)	“Early Retirement Date” shall be the date of a Participant’s Retirement prior to his or her Normal Retirement Date which may occur on the first day of any month following the month in which the Participant attains his or her fifty-fifth (55th) birthday and has completed one (1) full year of participation in the Plan.

(g)	“Director” shall mean any person who is associated as a Director with the Bank or one of its Subsidiaries.

(h)	“Normal Retirement Date” shall be the later of the first day of the month following the month in which the Participant attains his or her sixty-fifth (65th) birthday if initial entry into the Plan is age fifty-five (55) or younger; or after ten (10) years of participation in the Plan if initial entry in the Plan is over age fifty-five (55).

(i)	“Participant” shall mean a Director who is selected and elects to participate in the Plan through the execution of a Plan Agreement in accordance with the provisions of Article II.

(j)	“Plan” shall mean the Directors’ Deferred Fee Plan of Merchants & Marine Bank as amended from time to time.

(k)	“Plan Agreement” shall mean the form of written agreement, attached hereto as Annex I, which is entered into from time to time by and between the Bank and a Director selected to become a Participant as a condition to participation in the Plan. Each Plan Agreement executed by a Participant shall provide for the entire benefit to which such Participant is entitled under the Plan, and the Plan Agreement bearing the latest date shall govern such entitlement.

(l)	“Retirement” and “Retire” shall mean severance of relationship with the Bank at or after the attainment of his or her Normal Retirement Date or, with the consent of the Bank, on or after the Early Retirement Date.

(m)	“Subsidiary” shall mean any business organization in which Merchants & Marine Bank, directly or indirectly, owns an interest, excluding ownership interests Merchants & Marine Bank may hold in their fiduciary capacities as trustee or otherwise, and any other business organization that the Board of Directors designates as a Subsidiary for purposes of this Plan.

(n)	“Election to Participate” shall mean the form of written agreement that will be executed and entered into between a Director and Bank specifying the amount of Director’s Fees to be deferred immediately following the date of execution of said “Election to Participate” and continuing thereafter under the terms of the Plan.

(o)	“Designated Duration” shall mean the number of years that Retirement or death benefits will be paid to a Participant or Beneficiary under the terms of the Plan. The Designated Duration shall be ten (10) years or one hundred and twenty (120) months if initial entry in the Plan is age sixty (60) or older and fifteen (15) years or one hundred and eighty (180) months if initial entry in the Plan is age fifty-nine (59) or younger.
1.2	Construction. The masculine gender when used herein shall be deemed to include the feminine gender, and the singular may include the plural unless the context clearly indicates to the contrary. The words “hereof”, “herein”, “hereunder”, and other similar compounds of the word “here” shall mean and refer to the entire Plan and not to any particular provision or section. Whenever the words “Article” or “Section” are used in this Plan, or a cross-reference to an “Article” or “Section” is made, the Article or Section referred to shall be an Article or Section of this Plan unless otherwise specified.

ARTICLE II
ELIGIBILITY AND PARTICIPATION
2.1	Eligibility. In order to be eligible for participation in the Plan, a Director must be selected by the Committee in the year preceding the year in which the Director is eligible to participate and in each succeeding year thereafter as hereinafter provided. The Committee, in its sole and absolute discretion, shall determine eligibility for participation in accordance with the purposes of the Plan.

2.2	Participation. After being selected by the Committee to participate in this Plan, a Director shall, as a condition precedent to participation herein, complete and return to the Committee a duly executed Election to Participate and Plan Agreement electing to participate herein and agreeing to the terms and conditions thereof, and by the execution of such Participant shall agree that all amounts deferred thereby shall be irrevocably deferred and that in lieu thereof the Participant shall be entitled solely to the benefits provided under this Plan. Such Election to Participate and Plan Agreement shall be completed and returned to the committee at the time specified thereby, but in no event subsequent to December 31st of the year preceding the year to which the Plan Agreement relates.
ARTICLE III
DEATH BENEFIT
3.1.	Amount and Payment of Death Benefit. If a Participant dies before Retirement and the Plan is in effect at that time, the Bank will pay or cause to be paid a Death Benefit to such Participant’s Beneficiary. The said Death Benefit shall be as set forth in the Plan Agreement paid monthly for the Designated Duration. Such payments shall commence effective the first day of the month following the date of death.

Notwithstanding the immediately preceding paragraph of this Section 3.1, the Bank will pay or cause to be paid the Death Benefit specified therein only if:
(a)	At the time of the Participant’s death prior to attaining his or her Normal Retirement Date, such Participant was a Director and had not Retired, or was on authorized leave of absence, and all deferrals and payments required to be made by such Participant under Sections 3.2 et. seq. have been made;

(b)	The Participant’s Plan Agreement had been kept in force throughout the period commencing on the date of such Plan Agreement and ending on the date of his or her death;

(c)	The Participant’s death was due to causes other than suicide within two (2) years of the date of his or her original Plan Agreement or within two (2) years of the date of any amendment to his or her Plan Agreement or any subsequent Plan Agreement resulting from additional benefits because of an increase in the Participant’s benefits; but the Participant’s suicide shall relieve the Bank only of its obligation to pay that portion of the Death Benefit that was granted within two (2) years prior to the date of such suicide;

(d)	The Participant’s death is determined not to be from a bodily or mental cause or causes, information about which was withheld, or knowingly concealed, or falsely provided by the Participant when requested by the

Bank to furnish evidence of good health upon the Participant’s enrolling in the Plan or upon an application for an increase in benefits because of an increase in Participant’s benefits; and

(e)	Proof of death in such form as determined acceptable by the Committee is furnished.
3.2	Amount of Participant Deferral and Payments. In consideration for the Death Benefit selected in Participant’s Plan Agreements, each Participant shall defer an amount of his or her compensation in such amounts and at such times as shall be determined by the Committee, and the Committee may change the amount of such deferral in connection with changes in the amount of the Death Benefit selected by a Participant. If a Participant is authorized to take a leave of absence from his or her relationship or, subject to the provisions of Section 3.5, is disabled, the Participant shall be required to make payments to the Bank in accordance with Article VI in order to maintain his or her Plan Agreement in force. A Participant’s obligation to defer an amount of his or her compensation in accordance with this Section 3.2 or to make the payments required by Article VI shall be stated in his or her Plan Agreement, shall commence on the date his or her Plan Agreement becomes effective, and shall continue thereafter during the term of his or her Plan Agreement or until such Participant’s death, or the later of attainment of his or her Normal Retirement Date or ten (10) years of deferrals have been made. A Participant shall have the right to increase or decrease the amount of his or her Death Benefit initially selected by him by amending his or her Plan Agreement in accordance with the rules adopted by the Committee for this purpose.

3.3	Time and Manner of Deferring or Making Payments. A Participant shall, in his or her Plan Agreement, authorize the Bank to defer an amount of such Participant’s compensation equal to the amount specified pursuant to Section 3.2. A Participant who is on authorized leave of absence or is disabled and who is required to make the payments required in Article VI shall make such payments at such time and in such manner as the Bank shall provide.

3.4	Participant Deferrals and Payments — Use and Forfeitability. The amount of each Participant’s compensation deferred pursuant to Sections 3.2 and 3.3 shall be and remain solely the property of the Bank and the amount collected by the Bank pursuant to Sections 3.2 and 3.3 from each Participant who is on an authorized leave of absence or disabled shall be and become solely the property of the Bank, and a Participant shall have no right thereto, nor shall the Bank be obligated to use such amounts in any specific manner. Except as provided in Article IV, if a Participant’s death occurs under circumstances other than those specified in Section 3.1, no benefit shall be payable hereunder or under his or her Plan Agreement to his or her Beneficiary or any other person or entity on his or her behalf, and any payments made by such Participant under Sections 3.2 and 3.3 shall be forfeited.

3.5	Waiver of Participant Deferral or Payments. If a Participant becomes totally disabled before satisfying those requirements set forth in Section 3.2, such Participant shall be required to defer a portion of his or her compensation pursuant to Sections 3.2 and 3.3 or make the payments provided for in Sections 3.2 and 3.3 continuing thereafter for as long as such total disability continues until the requirements of Section 3.2 are satisfied.

If a Participant dies prior to Retirement while continuing payments as above described, the death benefit provided in this Article III shall be paid. If a Participant retires, the Retirement Benefit provided in Article IV shall be paid.

The determination of what constitutes total disability and the removal thereof for purposes of the Article III, shall be made by the Committee, in its sole and absolute discretion, and such determination shall be conclusive.
ARTICLE IV
RETIREMENT BENEFIT
4.1	Normal Retirement. If a Participant has remained a Director until his or her Normal Retirement Date and shall then retire, and if the Plan and his or her Plan Agreement have been kept in force, the Bank shall pay or cause to be paid to such Participant, as a Retirement Benefit (herein so called), the amount per month specified in his or her Plan Agreement as a Retirement Benefit. Payment of such monthly amount shall commence on the Participant’s Normal Retirement Date and shall continue for the Designated Duration.

4.2	Retirement After Normal Retirement Date. A Participant who continues as a Director with the Bank after his or her Normal Retirement Date may remain a Participant in the Plan with the consent of the Bank. Upon Retirement such a Participant shall be entitled to the benefits provided in Section 4.8 hereof. The monthly payments provided for in Section 4.8 hereof shall commence on the date the Participant retires.

4.3	Early Retirement. The Committee, in its sole and absolute discretion, may permit a Participant to receive an Early Retirement Benefit commencing as of the first day of any month coincident with or following the Participant’s Early Retirement Date, but before the attainment of his or her Normal Retirement Date. In such event, the Participant’s monthly Early Retirement Benefit shall be the Retirement Benefit set forth in his or her Plan Agreement multiplied by a fraction, the numerator of which is the number of whole years said Director has been a Participant and the denominator of which is the number of whole years between such Participant’s date at entry into the Plan and the Participant’s Normal Retirement Date. If the Participant’s benefits have been increased since the Participant’s initial entry into this Plan, or successor or predecessor plans, the Early Retirement Benefit shall be determined by reducing each incremental benefit increase in accordance with the formula. The said reduced monthly amount, payable for the Designated Duration shall be the only benefit to which such participant is entitled.

4.4	Post Retirement Death Benefit. If a Participant dies after Retirement but before the applicable Retirement Benefit is paid in full, the unpaid Retirement Benefit payments to which such Participant is entitled shall continue and be paid to that Participant’s Beneficiary. Such payments shall be made in accordance with the payment schedule to that Participant pursuant to Sections 4.1, 4.2, and 4.3 of the Plan.

4.5	Exclusivity of Post Retirement Death Benefit. No Death Benefit as defined in Article III shall be paid to the Beneficiary of a Participant who dies after retirement.

4.6	Accrual of Retirement Benefit. A Participant who ceases to be a Director before completion of one (1) continuous full year of participation in the Plan, except as a result of death shall not be entitled to any benefits hereunder and the Bank shall have no obligation hereunder to such Participant.

4.7	Deferred Termination Benefit. A Participant who ceases to be a Director after the completion of one (1) full year of participation in the Plan shall receive a portion of his or her monthly Retirement Benefit upon the earlier of (i) the Participant’s death or (ii) attainment of his or her Normal Retirement Date. Said portion shall be the monthly amount of the Retirement Benefit set forth in the Participant’s Plan Agreement multiplied by a fraction, the numerator of which is the number of whole years said Director was a Participant in the Plan and the denominator of which is the number of whole years between such Participant’s date at entry into the Plan and the Participant’s Normal Retirement Date. If the Participant’s benefits have been increased since the Participant’s initial entry into this Plan, or successor or predecessor plans, the reduced monthly Retirement Benefit shall be determined by reducing each incremental benefit increase in accordance with the formula. The resulting reduced monthly amount payable for the Designated Duration shall be the only benefit to which such Participant is entitled. If Participant or Participant’s Beneficiary shall die before receiving installments for the Designated Duration after commencement of said reduced amount, the reduced amount will be continued to Participant’s Beneficiary as set forth in the Beneficiary Designation until all installments, as provided, including those paid to Participant, have been made.

4.8	Benefit at Retirement After Attainment of Normal Retirement Date. If a Participant elects to continue his or her relationship beyond his or her Normal Retirement Date, the Committee, and only the Committee, will specify the amount of the Participant’s Retirement Benefit, which shall be evidenced by a new Plan Agreement to be executed by the Participant.
ARTICLE V
BENEFICIARY
        A Participant shall designate his or her Beneficiary to receive benefits under the Plan and his or her Plan Agreement by completing the Beneficiary Designation. If more than one Beneficiary is named, the shares and/or precedence of each Beneficiary shall be indicated. A Participant shall have the right to change the Beneficiary by submitting to the Committee a new Beneficiary Designation. The Beneficiary Designation must be approved in writing by the Bank; however, upon the Bank’s acknowledgement of approval, the effective date of the Beneficiary Designation shall be the date it was executed by the Participant. If the Bank has any doubt as to the proper Beneficiary to receive payments hereunder, it shall have the right to withhold such payments until the matter is finally adjudicated. Any payment made by the Bank in good faith and in accordance with the provisions of this Plan and a Participant’s Plan Agreement and Beneficiary Designation shall fully discharge the Bank from all further obligations with respect to such payment.
ARTICLE VI
LEAVE OF ABSENCE
6.1	Required Payments. If a Participant is authorized by the Bank for any reason, including military, medical or other, to take a leave of absence, such Participant shall be required to make payments in order to maintain his or her Plan Agreement in force. Such required payments shall be an amount equal to the amount of the Participant’s compensation that is to be deferred under the terms of his or her Plan Agreement. A Participant required to make payments under this Section 6.1 shall continue making such required payments until the earlier of the date he or she returns to his or her duties following a leave of absence or the effective date that he or she enters into a new Plan Agreement.

6.2	Failure to Make Required Payments. Failure to make payments required by Section 6.1 shall cause Participant’s Plan Agreement to terminate without the necessity of any notice from either party to the other. From and after such termination, except as provided in Section 4.7 and 10.3 hereof, neither party shall have any further obligation to the other party under this Plan or such Plan Agreement.

ARTICLE VII
SOURCE OF BENEFITS
7.1	Benefits Payable from General Assets. Amounts payable hereunder shall be paid exclusively from the general assets of the Bank, and no person entitled to payment hereunder shall have any claim, right, security interest, or other interest in any fund, trust, account, or other asset of the Bank that may be looked to for such payment. The Bank’s liability for the payment of benefits hereunder shall be evidenced only by this Plan and each Plan Agreement entered into between the Bank and a Participant.

7.2	Investments to Facilitate Payment of Benefits. Although the Bank is not obligated to invest in any specific asset or fund in order to provide the means for the payment of any liabilities under this Plan, the Bank may elect to do so and, in such event, no Participant shall have any interest whatever in such asset or fund. As a condition precedent to the Bank’s obligation to provide any benefits, including incremental increases in benefits, under this Plan, the Participant shall, if so requested by the Bank, provide evidence of insurability at standard and other rates, in such amounts, and with such insurance carrier or carriers as the Bank may require, including the results and reports of previous Bank and other insurance carrier physical examinations, taking such additional physical examinations as the Bank may request, and taking any other action that the Bank may request. If a Participant is requested to and does not or cannot provide evidence of insurability as specified in the immediately preceding sentence, then the Bank shall have no further obligation to such Participant under this Plan, and such Participant’s Plan Agreement shall terminate, except as to benefits previously granted. Notwithstanding the foregoing, if a Participant cannot provide evidence of insurability at standard rates or for the amounts initially contemplated in connection with his or her participation in the Plan, the Bank may, at its discretion, permit the Participant to participate herein for such benefits and upon such deferral of his or her compensation as the Bank may, in its sole discretion, deem appropriate.

The Participant also understands and agrees that his or her participation, in any way, in the acquisition of any such insurance policy or any other general asset by the Bank shall not constitute a representation to the Participant, his designated recipient, or any person claiming through the Participant that any of them has a special or beneficial interest in such general asset.

7.3	Bank Obligation. The Bank shall have no obligation of any nature whatsoever to a Participant under this Plan or a Participant’s Plan Agreement, except otherwise expressly provided herein and in such Plan Agreement.

7.4	Withholding of Information, Etc. If, in connection with a Participant’s enrolling in or applying for incremental benefit increases under the Plan, the Bank requests the Participant to furnish evidence of insurability, the Participant dies, and it is determined that the Participant withheld, knowingly concealed, or knowingly provided false information about the bodily or mental condition or conditions that caused the Participant’s death, the Bank shall have no obligation to provide the benefits contracted for on the basis of such withholding, concealment, or false information.
ARTICLE VIII
TERMINATION OF RELATIONSHIP
        Neither this Plan nor a Participant’s Plan Agreement, either singly or collectively, in any way obligate the Bank to continue the relationship of a Participant with the Bank nor does either limit the right of the Bank at any time and for any reason to terminate the Participant’s relationship. Termination of a Participant’s relationship with the Bank for any reason, whether by action of the Bank, shall immediately terminate his or her participation in this Plan and his or her Plan Agreement, and all further obligations of either party thereunder, except as may be provided in Section 4.7 and 10.3. In no event shall this Plan or a Plan Agreement, either singly or collectively, by their terms or implications constitute an employment contract of any nature whatsoever between the Bank and a Participant.
ARTICLE IX
TERMINATION OF PARTICIPATION
9.1	Termination of Participation — General. A Participant reserves the right to terminate his or her participation in this Plan and his or her Plan Agreement at his or her election at any time by giving the Committee written notice of such termination not less than 30 days prior to an anniversary date of the date of execution of his or her Plan Agreement.

A Participant’s termination shall be effective as soon as administratively convenient after such anniversary date.

9.2	Rights After Termination of Participation. Participants who elect to terminate participation in the Plan after one (1) full year of participation but before eligibility for Retirement will be entitled to the same benefits as a Participant who ceases to be a Director as described in Section 4.7 and 10.3. Such Participants will not be entitled to a Death Benefit under Article III, except as set forth in Section 10.3.
ARTICLE X
TERMINATIONS, AMENDMENTS, MODIFICATION OR
SUPPLEMENT OF PLAN
10.1	Termination, Amendment, Etc. The Bank reserves the right to terminate, amend, modify or supplement this Plan, wholly or partially, and from time to time, at any time. The Bank likewise reserves the right to terminate, amend, modify, or supplement any Plan Agreement, wholly or partially, from time to time. Such right to terminate, amend, modify, or supplement this Plan or any Plan Agreement shall be exercised for the Bank by the Committee; provided, however, that:
(a)	No action to terminate this Plan or a Plan Agreement shall be taken except upon written notice to each Participant to be affected thereby, which notice shall be given not less than 30 days prior to such action; and

(b)	The Committee shall take no action to terminate this Plan or a Plan Agreement with respect to a Participant or his or her Beneficiary after the payment of any benefit has commenced in accordance with Article III or Article IV but has not been completed.
10.2	Rights and Obligations Upon Termination. Upon the termination of this Plan or any Plan Agreement, by either the Committee or a Participant in accordance with the provisions for such termination, neither this Plan nor the Plan Agreement shall be of any further force and effect, and no party shall have any further obligation under either this Plan or any Plan Agreement so terminated except as may be provided for in Section 4.7 or the provisions of this Article X.

10.3	Rights and Obligations Upon Termination as Result of “Change of Control”. In the event the Bank should be merged, consolidated, reorganized or substantially sells all of its assets to another corporation, firm or person and such corporation, firm or person takes action to terminate this Plan or a Participant in the Plan as a result of such merger, consolidation, reorganization or sale of assets such Participant will be entitled to those benefits as described in Section 3.1, 4.1 and 4.3.
ARTICLE XI
OTHER BENEFITS AND AGREEMENTS
       The benefits provided for a Participant and his or her Beneficiary hereunder and under such Participant’s Plan Agreement are in addition to any other benefits available to such Participant under any other program or plan of the Bank for its Directors, and, except as may otherwise be expressly provided for, this Plan and Plan Agreements entered into hereunder shall supplement and shall not supersede, modify, or amend any other program or plan of the Bank or a Participant. Moreover, benefits under this Plan and Plan Agreements entered into hereunder shall not be considered compensation for the purpose of computing deferrals or benefits under any plan maintained by the Bank that is qualified under Section 401 (a) of the Internal Revenue Code of 1954, as amended.
ARTICLE XII
RESTRICTIONS ON ALIENATION OF BENEFITS
       No right or benefit under this Plan or a Plan Agreement shall be subject to anticipation, alienation, sale, assignment, pledge, encumbrance, or charge, and any attempt to anticipate, alienate, sell, assign, pledge, encumber, or charge the same shall be void. No right or benefit hereunder or under any Plan Agreement shall in any manner be liable for or subject to the debts, contract, liabilities, or torts of the person entitled to such benefit. If any Participant or Beneficiary under this Plan or a Plan Agreement should become bankrupt or attempt to anticipate, alienate, sell, assign, pledge, encumber, or charge any right to a benefit hereunder or under any Plan Agreement, then such right or benefit shall, in the discretion of the Committee, terminate, and, in such event, the Committee shall hold or apply the same or any part thereof for the benefit of such Participant or Beneficiary, his or her spouse, children, or other dependents, or any of them, in such manner and in such portion as the Committee, in its sole and absolute discretion, may deem proper.
ARTICLE XIII
ADMINISTRATION OF THIS PLAN
13.1	Appointment of Committee. The general administration of this Plan, and any Plan Agreements executed hereunder, as well as construction and interpretation thereof, shall be vested in the Committee, the number and members of which shall be designated and appointed from time to time by, and shall serve at the pleasure of, the Board of Directors. Any such member of the Committee may resign by notice in writing filed with the secretary of the Committee. Vacancies shall be filled promptly by the Board of Directors, but any vacancies remaining unfilled for ninety days may be filled by a majority vote of the remaining members of the Committee. Each person appointed a member of the Committee shall signify his or her acceptance by filing a written acceptance with the Secretary of the Committee.

13.2	Committee Officials. The Board of Directors shall designate one of the members of the Committee as chairman and shall appoint a secretary who need not be a member of the

Committee. The Secretary shall keep minutes of the Committee’s proceedings and all data, records and documents relating to the Committee’s administration of this Plan and any Plan Agreements executed hereunder. The Committee may appoint from its number such subcommittees with such powers as the Committee shall determine and may authorize one or more of its members or any agent to execute or deliver any instrument or make any payment on behalf of the Committee.

13.3	Committee Action. All resolutions or other actions taken by the Committee shall be by the vote of a majority of those present at a meeting at which a majority of the members are present, or in writing by all the members at the time in office if they act without a meeting.
13.4	Committee Rules and Powers — General. Subject to the provisions of this Plan, the Committee shall from time to time establish rules, forms, and procedures for the administration of this Plan. The Committee shall have the exclusive right to make all decisions necessary for the administration of the Plan. Such decisions, actions, and records of the Committee shall be conclusive and binding upon the Bank and all persons having or claiming to have any right or interest in or under this Plan.

13.5	Reliance on Certificate, etc.. The members of the Committee and the officers and directors of the Bank shall be entitled to rely on all certificates and reports made by any duly appointed accountants, and on all opinions given by any duly appointed legal counsel. Such legal counsel may be counsel for the Bank.

13.6	Liability of Committee. No member of the Committee shall be liable for any act or omission of any other member of the Committee, or for any act or omission on his or her own part, excepting only his or her own willful misconduct. The Bank shall indemnify and save harmless each member of the Committee against any and all expenses and liabilities arising out of his or her membership on the Committee, excepting only expenses and liabilities arising out of his or her own willful misconduct. Expenses against which a member of the Committee shall be indemnified hereunder shall include, without limitation, the amount of any settlement or judgment, costs, counsel fees and related charges reasonably incurred in connection with a claim asserted or a proceeding brought or settlement thereof. The foregoing right of indemnification shall be in addition to any other rights to which any such member may be entitled as a matter of law.

13.7	Determination of Benefits. In addition to the powers hereinabove specified, the Committee shall have the power to compute and certify, under this Plan and any Plan Agreement, the amount and kind of benefits from time to time payable to Participants and their Beneficiaries, and to authorize all disbursements for such purposes.

13.8	Information to Committee. To enable the Committee to perform its functions, the Bank shall supply full and timely information to the Committee on all matters relating to the compensation of all Participants, their retirement, death or other cause for termination of relationship, and such other pertinent facts as the Committee may require.

13.9	Manner and time of Payment of Benefits. The Committee shall have the power, in its sole and absolute discretion, to change the manner and time of payment of benefits to be made to a Participant or his or her Beneficiary from that set forth in the Participant’s Plan Agreement if requested to do so by such Participant or Beneficiary.

ARTICLE XIV
ADOPTION OF PLAN BY SUBSIDIARY
AFFILIATED OR ASSOCIATED COMPANIES
       Any corporation that is a Subsidiary may, with the approval of the Board of Directors, adopt this Plan and thereby come within the definition of Bank in Article I hereof.
ARTICLE XV
MISCELLANEOUS
15.1	Execution of Receipts and Releases. Any payment to any Participant, a Participant’s legal representative, or Beneficiary in accordance with the provisions of this Plan or Plan Agreement executed hereunder shall, to the extent thereof, be in full satisfaction of all claims hereunder against the Bank. The Bank may require such Participant, legal representative, or Beneficiary, as a condition precedent to such payment, to execute a receipt and release therefore in such form as it may determine.

15.2	No Guarantee of Interests. Neither the Committee nor any of its members guarantees the payment of any amounts which may be or become due to any person or entity under this Plan or any Plan Agreement executed hereunder. The liability of the Bank to make any payment under this Plan or any Plan Agreement executed hereunder is limited to the then available assets of the Bank.

15.3	Bank Records. Records of the Bank as to a Participant’s relationship, termination of relationship and the reason therefore authorized leaves of absence, and compensation shall be conclusive on all persons and entities, unless determined to be incorrect.

15.4	Evidence. Evidence required of anyone under this Plan and any Plan Agreement executed hereunder may be by certificate, affidavit, document, or other information which the person or entity acting on it considers pertinent and reliable, and signed, made, or presented by the proper party or parties.

15.5	Notice. Any notice which shall be or may be given under this Plan or a Plan Agreement executed hereunder shall be in writing and shall be mailed by United States mail, postage prepaid. If notice is to be given to the Bank, such notice shall be addressed to the Bank at:
Merchants & Marine Bank
P.O. Box 1029
Pascagoula, MS 39567
marked to the attention of the Secretary, Administrative Committee, Directors’ Deferred Fee Plan; or, if notice to a Participant, addressed to the address shown on such Participant’s Plan Agreement.

15.6	Change of Address. Any party may, from time to time, change the address to which notices shall be mailed by giving written notice of such new address.

15.7	Effect of Provisions. The provisions of this Plan and of any Plan Agreement executed hereunder shall be binding upon the Bank and its successors and assigns, and upon a Participant, his or her Beneficiary, assigns, heirs, executors, and administrators.

15.8	Headings. The titles and headings of Articles and Sections are included for convenience of reference only and are not to be considered in the construction of the provisions hereof or any Plan Agreement executed hereunder.

15.9	Governing Law. All questions arising with respect to this Plan and any Plan Agreement executed hereunder shall be determined by reference to the laws of the State of Mississippi, as in effect at the time of their adoption and execution, respectively.
COMPLETE

Adopted by the Board of Directors
December 20, 2005
MERCHANTS & MARINE BANK
RESOLUTIONS
OF
BOARD OF DIRECTORS
Amendments to the Directors’ Deferred Fee Plan
     WHEREAS, the Board of Directors (the “Board”) of Merchants & Marine Bank (the “Bank”) deems it to be advisable and in the best interest of the Bank to amend the Bank’s Directors’ Deferred Fee Plan (the “Plan”); and
     WHEREAS, in accordance with Article 10 of the Plan, the Bank has the power to amend the Plan.
     NOW, THEREFORE, BE IT RESOLVED, that the following definitions shall be added to Section 1 of the Plan:
“Change in Control” of the Bank means, and shall be deemed to have occurred upon, any of the following events:
     (a) individuals who, as of the close of business on the last day of any fiscal year of the Bank, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board during the following fiscal year; provided, however, that any individual becoming a director during such following fiscal year and whose election, or nomination for election by the Bank’s shareholders, was approved by a vote of at least a majority of the Directors then comprising the Incumbent Board shall be considered a member of the Incumbent Board, but excluding, for this purpose, any individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of Directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board;
     (b) consummation by the Bank of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Bank or the acquisition of assets or stock of another entity (a “Business Combination”), in each case, unless, following the Business Combination, (i) all or substantially all of the beneficial owners of the combined voting power of the then outstanding voting securities of the Bank immediately before the Business Combination beneficially own, directly or indirectly, more than fifty percent (50%) of the combined voting power of the outstanding voting securities of the company resulting from the Business Combination (including, without limitation, an entity that as a result of such transaction owns the Company or all or substantially all of the Bank’s assets either directly or through one or more affiliates) in substantially the same proportions that they owned the outstanding voting securities of the Bank immediately before the Business Combination, and (ii) no person, excluding any employee benefit plan (or related trust) of the Bank or such corporation resulting from the Business Combination, beneficially owns, directly or indirectly, twenty percent (20%) or more of the combined voting power of the outstanding voting securities of the company resulting from the Business Combination except to the extent that such ownership existed before the Business Combination in the Bank, and (iii) at least a majority of the directors of the corporation resulting from the Business Combination were Directors on the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for the Business Combination; or

     (c) the approval by the Bank’s shareholders of a plan of liquidation and dissolution.
     FURTHER RESOLVED, that Section 10.3 of the Plan shall be deleted and the following shall be inserted in its place:
10.3 Change in Control. In the event of a Change in Control, all Participants shall continue to be entitled to those benefits as described in Sections 3.1, 4.1, 4.3 and 4.7, except that (a) in the case of a Participant’s death following a Change in Control, the limitations of subsections 3.1(a) and 3.1(b) shall not apply, and (b) in the case of a Participant who ceases to be a Director for any reason after the Change in Control, the portion described in Section 4.7 shall be one hundred percent (100%).
FURTHER RESOLVED, that the following Section 4.9 shall be added to the Plan:
4.9 Section 409A Compliance. To the extent required to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), one or more payments under this Plan shall be delayed to the six month anniversary of the date of the Participant’s separation from service, within the meaning of Section 409A of the Code.
Miscellaneous
     FURTHER RESOLVED, that the officers of the Bank are, and any one of them is, hereby authorized, empowered and directed to take any and all further action and execute, amend and deliver any and all documents or agreements which may be deemed necessary or desirable in order to carry out the intent of the foregoing resolutions, and the execution and delivery of all such documents and agreements shall be deemed conclusive evidence of the approval and authorization by the Bank of such acts; and
     FURTHER RESOLVED, that any and all actions heretofore or hereafter taken by such officers, or any one of them, in connection with the matters to which the preceding resolutions and each of them relate, are hereby ratified, confirmed and approved in all respects as the acts of the Bank.

RESOLUTION INTERPRETING
DIRECTORS’ DEFERRED FEE PLAN
     WHEREAS, Merchants & Marine Bank adopted an unfunded welfare benefit plan for the Directors of the Bank on August 1, 1990; and
     WHEREAS, an Administrative Committee manages and administers the Plan, which Committee presently consists of the Board of Directors of the Bank; and
     WHEREAS, an ambiguity has arisen concerning the interpretation of Article 4.2 of the Directors’ Deferred Fee Plan and the Board of Directors, constituting the Administrative Committee is hereby interpreting said provision.
     NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors of Merchants & Marine Bank, sitting as Administrative Committee of the Directors’ Deferred Fee Plan, does hereby find, determine and adjudicate that the provisions of Article 4.2 of the Directors’ Deferred Fee Plan, Retirement After Normal Retirement Date (age 65), provides, and is interpreted to provide, that a Participant shall begin drawing retirement benefits upon his or her Normal Retirement Date notwithstanding his or her continuing to serve as a Director after Normal Retirement Date, and, absent compliance with the provisions of Article 4.2 concerning remaining a Participant in the Plan with the consent of the Bank, no Participant shall remain a participant in the Directors’ Deferred Fee Plan following his or her Normal Retirement Date.

March 17, 2003	Adopted by the Board of Directors

Barbara B. Bass
Corporate Secretary